Exhibit 23.9

Woods Process Services LLC
PO Box 51047,

Sparks NV 89435

Consent of Jeffrey L Woods, SME MMSA

In connection with the Paramount Gold Nevada Corp. Annual Report on Form 10-K, the undersigned consents to:

i.
the incorporation by reference of the technical report summary titled "Technical Report Summary for the Sleeper Gold-Silver Project, Humboldt County, Nevada, USA" (the “Sleeper TRS”) in the annual report on Form 10-K for Paramount Gold Nevada Corp. for the fiscal year ended June 30, 2024 (the "Form 10-K"), and in the Registration Statements on Form S-3 (333-275376) and Form S-8 (No. 333-205024 and No. 333- 262857) (the "Registration Statements");
ii.
the use of and references to our name in connection with the Sleeper TRS, Form 10-K and the Registration Statements; and
iii.
the information derived, summarized, quoted or referenced from the Sleeper TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K and the Registration S tatements.

Woods Process Services LLC. is responsible for authoring, and this consent pertains to, the following Sections of the Sleeper TRS: 1.4, 10.0, 14.0.

Dated September 25, 2025

By: Woods Process Services LLC

Name: /s/ Jeffrey L Woods SME MMSA